Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

SaverOne 2014 Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, NIS 0.01 par value per share, as represented by American Depositary Shares	(1)	Other	108,000,000,000	$0.0003	$41,158,800.00	0.0001381	$6,302.00

Total Offering Amounts:							$41,158,800.00		6,302.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$6,302.00

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, par value NIS $0.01 per share, or Ordinary Shares, as represented by American Depositary Shares, or ADSs, registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon $4.11, the average of the high ($4.98) and low ($3.24) sales prices, of the registrant’s ADSs as reported on the Nasdaq Capital Market on December 10, 2025, divided by 10,800 (to give effect to the 1:10,800 ratio of ADSs to Ordinary Shares).

The Registrant will not receive any proceeds from the sale of its ADSs by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-1.